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                          INDEPENDENT AUDITORS' CONSENT             EXHIBIT 23.1


The Board of Directors
MTI Technology Corporation:

         We consent to incorporation by reference in the registration statement (No. 33-80438) on Form S-8 of MTI Technology Corporation of our report dated May 29, 1996, relating to the consolidated balance sheets of MTI Technology Corporation and subsidiaries as of April 6, 1996 and April 1, 1995 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the fiscal years ended April 6, 1996, April 1, 1995 and April 2, 1994, and related schedule, which report appears in the April 6, 1996 annual report on Form 10-K/A of MTI Technology Corporation.

                                                           KPMG Peat Marwick LLP

Orange County, California
July 31, 1996